Exhibit 10.1

Acceleration of Certain Unvested Stock Options

On December 16, 2005, the Board of Directors of the Company approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options that had an exercise price per share equal to or greater than $22.00, all of which were previously granted under the Company’s stock option plans and that were outstanding on December 16, 2005. Options to purchase approximately 21 million shares of common stock, or approximately 49% of the Company’s total outstanding unvested options on December 16, 2005, were subject to the acceleration. The options accelerated excluded options previously granted to certain persons, including all of the executive officers and the Board of Directors of the Company.

In addition, in order to prevent unintended personal benefits, the acceleration was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).

The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its Consolidated Statements of Operations pursuant to Financial Accounting Standards Board Statement No. 123R. Under FAS No. 123R, the Company will apply the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. In approving the acceleration, the Board considered its impact on future financial results, stockholder value and employee retention. The Company believes that the acceleration is in the best interest of stockholders as it will reduce the Company’s reported compensation expense in future periods in light of these accounting regulations. The acceleration of the vesting of these options will not result in a charge to the Company’s expenses in the Consolidated Statements of Operations in 2005.

It is possible that changes in the interpretations of existing accounting standards or the adoption of new accounting standards could cause the ultimate accounting of the Company’s options to vary from the Company’s current expectations.

Amendment of Employee Stock Purchase Plan

In addition, on December 16, 2005, the Board of Directors amended the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) to eliminate the ability of a participant under the ESPP to increase the rate of his/her payroll deductions during any offering period. This change will be effective beginning with the offering period commencing on February 1, 2006.